[Footstar Logo]

Investor Contact: Carlos Alberini               Media Contact: Wendi Kopsick
                  Sr. Vice President & CFO                     Jim Fingeroth
                  Kathy Guinnessey                             Kekst and Company
                  Vice President, Finance                      (212) 521-4800
                  Footstar, Inc.
                  (201) 760-4008


                              FOR IMMEDIATE RELEASE


                   FOOTSTAR TO ACQUIRE ASSETS OF JUST FOR FEET

         --Expands Company's Presence in Athletic Footwear Industry and
               Provides Access to New Customer Base and Markets--


MAHWAH, NEW JERSEY, February 16, 2000 - Footstar, Inc. (NYSE: FTS) today announced that it has entered into an agreement to acquire certain assets of Just For Feet, Inc. (NASDAQ: FEETQ), the athletic footwear and apparel retailer, including the Just For Feet name, 79 Just For Feet superstores, 23 specialty retail stores, the Internet business and the Corporate headquarters building located in Birmingham, Alabama, for a total purchase price of $69.7 million in cash and the assumption of certain merchandise letters of credit for $2.9 million. This consideration is exclusive of amounts that Just For Feet, Inc. will receive for the sale of other assets to successful bidders.

The transaction, which we currently expect will be accretive in 2000, provides Footstar with new growth opportunities to significantly accelerate the Company's long-term growth rate. It builds upon the Company's leadership position in the athletic footwear and apparel marketplace, and enables the Company to enter the superstore segment of the footwear industry. Footstar's plans are to leverage its state-of-the-art distribution capabilities and its existing infrastructure to lower operating expense and improve the profitability of the stores it is acquiring.

The acquisition will solidify Footstar's position as the nation's third largest footwear retailer and the second largest retailer of athletic footwear and apparel. Footstar achieved sales of $1.88 billion in 1999, including sales of $643 million in 1999 in its Footaction chain of athletic footwear and apparel stores. The Just For Feet stores to be acquired are expected to generate more than $400 million in annualized sales.


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The acquisition of the Just For Feet superstores  provides  Footstar with access to a new suburban,  value-conscious customer that prefers the off-mall,  big-box
superstore  format  with  its  dominant  assortment.   This  new  customer  base
complements Footaction's core 12-24 year-old fashion-oriented customer. Footstar plans to operate the Just For Feet superstores as a third division of the Company and to maintain the Just For Feet brand name.

The acquisition also provides Footstar with what the Company believes are excellent specialty store locations, including a heavy concentration of stores in the Midwest, a geographic region currently underserved by Footaction. The new specialty stores include very attractive locations in Chicago and Detroit, two markets recently identified for expansion as part of Footaction's urban growth strategy. Plans are to convert the specialty stores, which currently operate under the Imperial Sports and Athletic Attic brand names, to Footaction stores immediately after the acquisition.

Mickey Robinson, Footstar Chairman and Chief Executive Officer, commented, "This acquisition provides us with attractive opportunities to expand our position in the footwear industry, while building greater value for our shareholders. Just For Feet has developed a powerful, big-box format that has been successful in attracting a customer who prefers the broad selection, service, value and excitement of the 'out-of-the-mall' superstore format, and we are acquiring the most profitable of those locations. Moreover, we believe this segment offers excellent growth potential for a dominant national retailer.

"At the same time, the new specialty stores will provide opportunities to increase Footaction's sales volume while leveraging our existing infrastructure and economies of scale. Importantly, we see a number of areas where we should be able to achieve cost savings and synergies, taking advantage of our corporate support and distribution capabilities and our existing vendor relationships.

"We welcome the Just For Feet associates who will be joining us. They have developed an outstanding organization, with a unique concept and excellent sales-generating power. We look forward to their contributions as part of Footstar," Mr. Robinson said.

The agreement with Just For Feet, which filed for Chapter 11 protection on November 4, 1999, is expected to be completed by the end of the first quarter subject to, among other things, Bankruptcy Court and regulatory approvals.

The transaction is expected to be financed through bank borrowings. A new three-year $400 million credit facility that Footstar has negotiated with FleetBoston Financial through its subsidiary Fleet National Bank, will replace Footstar's existing $300 million facility that expires in September of this year. FleetBoston Robertson Stephens is the lead arranger for the transaction.

Merrill Lynch advised Footstar on the acquisition.


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Just For Feet, Inc. which is based in Birmingham, Alabama, operates large-format superstores and smaller specialty stores that specialize in brand-name athletic and outdoor footwear and apparel. At the time of its Chapter 11 filing, Just For Feet operated 150 Just For Feet superstores in 26 states and Puerto Rico and 173 Company-owned and 39 franchised specialty stores in 23 states and Puerto Rico.

Footstar, Inc., headquartered in Mahwah, New Jersey, is a leading footwear retailer. As of January 29, 2000, the Company's Footaction division, headquartered in Irving, Texas, near Dallas, operated 537 mostly mall-based stores in 45 states, Puerto Rico, and the U.S. Virgin Islands, which sell branded athletic footwear and apparel. The Company's Meldisco division is a leader in the discount footwear segment, operating 2,487 leased footwear departments, primarily in Kmart stores.

Except for the historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties that may cause actual results to differ from those expressed in any of the forward looking statements. Such risks and uncertainties include, but are not limited to, uncertainties related to the effect of competitive products and pricing, consumer demand for footwear, unseasonable weather, consumer acceptance of our merchandise mix and retail locations, the availability of products, and the other risks detailed in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update forward looking statements to reflect events or circumstances after the date such statements were made.

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